CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 31, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of Legg Mason Global Trust, Inc., (comprised of Legg Mason Global Income Trust, Legg Mason International Equity Trust, Legg Mason Emerging Markets Trust, and Legg Mason Europe Fund) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "The Funds' Independent Accountants" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland
February 19, 2003